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EVERCORE PARTNERS INC.

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Dear Stockholder:

We are writing to ask for your critical support for the agenda items on Evercore’s 2016 Annual Meeting of Stockholders ballot and to underscore the importance of your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and would like to draw your attention specifically to Proposal No. 2, our proposal to increase the number of shares available under our equity incentive plan by 10 million shares – an amount expected to last roughly three years. We have consistently grown the revenues and profits of our company, demonstrating the ability to prudently use equity to build shareholder value; approval of this proposal is critical to sustaining our momentum. Importantly:

•	We have delivered shareholder returns in excess of our public peers and relevant industry benchmarks driven by the addition and retention of exceptional talent in our Advisory and Equities businesses.

•	Our recent success positions us to recruit additional exceptional talent.

•	We have deployed this equity without diluting our shareholders.

As you work through the particulars of our share request, we ask that you bear in mind we are a human capital advisory-based business that relies on people to produce revenue, and not a manufacturing, design, or other form of business that principally relies on machines or technology to produce revenue. As a human-capital business, our revenue and profits are inexorably tied to the number, quality and motivation of our people. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy that incentivizes our employees throughout the organization to drive shareholder value, not just our executive officers. The analysis employed by Institutional Shareholder Services (“ISS”) in recommending against Proposal No. 2 does not appropriately address our successful business model and vastly overstates the dilutive effect of our past equity usage as well as the potential dilution of our proposal. The remainder of this letter details our assessment of the shortcomings of their analysis.

Background

While ISS is supportive of all of our director nominees and has been supportive of our past say-on-pay proposals that reflect our overall compensation program, it has consistently recommended against our equity plan proposals because of a formulaic application of its quantitative thresholds. According to ISS’ formula, even though we have no more equity to grant for annual bonuses or new hires, if we requested enough shares to cover just half of last year’s annual bonuses, we would not pass its proprietary tests. Given its recommendation, we believe it is imperative that we highlight the flaws in ISS’ analysis, which include:

•	Despite determining that our compensation practices are appropriate and align CEO pay with performance, ISS nevertheless recommends that stockholders vote against approval of the equity compensation plan that is necessary to affect our compensation practices and support our growth strategies.

•	ISS refuses to take into account (or indeed even to mention) our practice of offsetting dilution from equity compensation with stock buybacks, and our public commitments to continue to do so.

•	ISS applies formulaic “one size fits all” burn rate and dilution calculations that are not appropriate for a human capital business like Evercore that uses a greater amount of equity compensation to invest in and retain the most talented and revenue-generating employees (effectively using equity as a form of CAPEX to invest in and grow the business through our people).

•	ISS compares us to companies with very different businesses that often rely primarily upon financial capital to compete, and therefore are less inclined to issue the same volume of equity as we do.

•	ISS does not factor in (or even mention) the significant implications for us and our stockholders if the plan is not approved. As discussed in detail in our 2016 Proxy Statement, we have substantially exhausted the equity plan reserve approved by stockholders in 2013 and, absent approval of the plan, we will be limited to using cash awards or other relatively stockholder unfriendly forms of incentive compensation that can cause volatility in quarterly results, reduce alignment of interests between employees and stockholders and reduce cash available for stock repurchases.

Stockholders Have Overwhelmingly Supported our Say-on-Pay Proposals and ISS’ Report

Positively Highlights Numerous Qualitative Aspects of our Compensation Program and Equity Plan

In analyzing ISS’ reports, it is important to recognize that its recommendation on Proposal No. 2 was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, in 2014, ISS supported our say-on-pay proposal, as did over 95% of our stockholders. This year ISS found a low-level of concern with respect to our compensation program, finding that the pay and performance of our CEO is very well aligned and concluded that “support for [Evercore’s] compensation committee members is warranted as CEO pay and performance are reasonably aligned at this time.” It also acknowledged the best practices in our plan and our compensation program more broadly:

✓     No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

✓     No “evergreen” provision

✓     No “reload” equity awards

✓     No “liberal share recycling”

✓     No hedging of equity securities

✓ Four-year deferred vesting of RSUs ✓ Alignment of Pay and Performance ✓ Performance-Based Pay Elements of Plan ✓ Short estimated plan duration

It is inconsistent for ISS to support our overall compensation program but not support our use of equity compensation, which is just a vehicle for affecting a portion of our overall compensation program. Our Compensation Committee made a decision early on to use equity compensation as a critical component of our overall compensation program. This structure has served us well, as can be seen by, for example, the continued rise in revenue per Senior Managing Director over the years since the Company had its IPO, which rose to $12.7 million in 2015, higher than other publicly traded independent advisory firms, and our superior results:

•	Our five-year historical financial performance continues to increase, with CAGRs of 27% for Adjusted Pro Forma Net Revenues, 29% for Adjusted Pro Forma EBITDA, and 35% for Adjusted Pro Forma Net Income[1]

•	Total Shareholder Return of 91% and 79%, over the past three and five year periods respectively, exceeding that of the S&P 500 Financials index and those of our most direct public competitors

•	A total of $334.5 million of capital was returned to stockholders in 2015 through stock repurchases and dividends, beating our own historical records[2]

Once an annual bonus amount is determined, a significant portion of it is delivered in the form of restricted stock units (“RSUs”) that vest over a four-year period. The amount of each bonus that is cash versus equity is dependent upon the seniority of the individual, with more senior employees having a greater portion of their bonus rewarded in equity. This in turn creates a strong link between the incentives of our employees with those of our stockholder base, and our stockholders have been supportive of our general approach to compensation, as indicated by the consistent support of say-on-pay in the mid-90th percentile. To vote against the plan amendment would effectively undermine the wishes of the stockholders who have overwhelmingly supported our pay practices.

ISS’ Analysis of Proposal No. 2 Fails to Take into Account our Stock Repurchase Activity, Which Would Result in ~ 12% Overall Future Dilution Level

Buybacks Effectively Insulate Stockholders from the Dilutive Impact of Evercore’s Equity Compensation Plan: As discussed above, we have continued our commitment to work to offset the impact of annual bonus equity awards, with a goal of also offsetting the impact of new hire awards, and have lowered our net burn rate commitment from 2.5% to 1.5%. Not factoring our anti-dilution commitments into its analysis represents a fatal flaw in ISS’ quantitative analysis and is in marked contrast to the views of most of our stockholders with

[1]	See Annex A to our 2016 Proxy Statement for a reconciliation of these non-GAAP measures to GAAP amounts.
[2]	Includes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

whom we have engaged. Our stockholders understand the power of buybacks and manageable net burn rates as valuable tools to mitigate dilution. Our net burn rate commitment imposes predictable and prudent usage of equity compensation and buybacks are a useful tool not only for returning capital to stockholders but also for offsetting dilution. As shown below, over the past three years, we significantly increased our share repurchase activity, more than offsetting the dilutive effect of annual bonus and new hire equity awards. Our commitment in 2013 was to offset the dilutive effect of annual bonus awards only, which we more than satisfied.

Without taking stock repurchases (a corporate action our stockholders have overwhelmingly supported) into account in evaluating our equity plan proposal, ISS unfairly penalizes us because the reduction of total shares outstanding as a result of stock repurchases decreases the denominator in the dilution calculation but fails to correspondingly offset the overall equity issuances in the numerator by our committed stock repurchase rate, which results in a skewed number. Our net burn rate over the last three years was negative 1.1%. In addition, as noted in the table below, if we calculate dilution taking into account our goal of offsetting bonus and new hire awards through stock repurchases, our potential dilution for the 10 million requested shares would be approximately 12% (Total Potential Unvested Equity Awards/Total Shares and Share Equivalents). Under ISS’ “shareholder value transfer” (“SVT”)/dilution test, we could not even request enough shares to satisfy less than half of expected annual bonus related awards without failing such tests.

Share Allocation & Potential Dilution
Requested shares	10,000,000
Estimated repurchases of shares	(10,000,000)
Shares remaining available under the 2006 Plan as of April 20, 2016	13,110
Issued but unvested RSUs under the 2006 Plan	6,321,423

Total Potential Unvested Equity Awards	6,334,533
Class A shares outstanding	39,678,957
Class A limited partnership units outstanding	4,189,348
Evercore LP Class E limited partnership units vested and exchangeable	1,355,575
Unvested and transfer restricted Evercore LP Class E limited partnership units	992,599
Shares remaining available under the 2006 Plan as of April 20, 2016	13,110
Unvested RSUs	6,321,423

Total Shares and Share Equivalents	52,551,012
Potential Dilution from 2016 Plan	12%

There are a number of other flaws in ISS’ burn rate and dilution calculations that demonstrate that ISS does not take into account our structure. For example, in calculating burn rate, it uses as a denominator the weighted average common shares outstanding from our 2015 financial statements. However, this includes only Class A shares, and ignores the share-equivalent ownership interests represented by Class A and Class E units of Evercore LP, even though these units are included in ISS’ “shares outstanding” number set forth in the report and are economically equivalent to Class A shares. In addition, in its original 2016 report, ISS failed to include Class E units in calculating the denominator for SVT purposes.

In short, ISS applies its formulas to Evercore in a rote way that does not reflect an understanding of our structure or our practices, and does not provide useful information to stockholders as to the benefits and costs of the proposed plan. The incongruence between the inherent ramifications of our structure, and ISS’ methodology, will very likely continue to drive improper recommendations with respect to our equity compensation plan proposals.

The Impact of Outsized/Inapplicable Peers Distorts the Analysis

In addition to the problem inherent in ISS’ disregard of the impact of buybacks, as is sometimes the case under ISS policies, the reasonableness of our burn rate and dilution (as calculated by ISS) is compared to companies engaged in completely different businesses. ISS discloses only a limited number of the peers in its GICS category driven data set, which includes a large number of asset managers and brokers focused on lending, trading and other leverage driven businesses.

It is clear that any conclusions drawn from this “peer group” are likely to be unsound because the revenue generating opportunities and the structure of those businesses are fundamentally different than ours. For 2015, our Investment Banking business accounting for 92% of our Adjusted Pro Forma Net Revenues3, with our M&A advisory business accounting for 70% of such Net Revenues. In contrast, our Investment Management business accounted for only 8% of our Adjusted Pro Forma Net Revenues.

Below is a list of companies disclosed in the ISS report that comprise part of our GICS driven peer group.

Lending/ Trading Focus	Investment Management Focus	Advisory Focus
BGC Partners E*TRADE Interactive Brokers INTL FCStone Investment Technology Group Ladenburg Thalmann Piper Jaffray Stifel	Eaton Vance Federated Investors Janus Capital Oppenheimer SEI Investments Waddell & Reed
Lazard

M&A advisory services require limited financial capital. In contrast, Lending/Trading firms often compete based upon financial capital through services such as prime brokerage, clearing transactions, loans and other financings, and therefore are required to maintain substantially higher levels of capital in their business. As a result, most of these firms are unable to return capital to investors at a rate comparable to Evercore, which unfortunately provides a favorable set of statistics for ISS test results, but less favorable returns to shareholders. In addition, Lending/Trading firms maintain large back office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts, including margin lending, and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation and therefore little or no equity compensation.

Investment Management focused firms often compensate individuals through deferred compensation plans tied to the products offered by the asset manager, such as carried interest, a strategy that aligns the interests of portfolio managers with their clients rather than focusing on alignment of interests directly with shareholders. For these firms, equity plans often focus on a smaller group of senior executives, in stark contrast with our broad based program. Finally, while Lazard is a direct competitor in the Advisory business, we would note that half of its revenues and earnings are derived from Investment Management while we earn less than 10% from our Investment Management businesses.

As an Advisory Focused firm, our revenues are not tied to our capital or leverage, but are instead fee based and the level of annual compensation is aligned with the revenues earned and deferred equity compensation is awarded as an element of that annual compensation (rather than in addition to the performance based compensation). Given that our business is not capital intensive, we have been able to return more than 100% of our earnings to our stockholders, principally through stock repurchases. However, as mentioned above, ISS’ calculations fail to take into account our consistent historical practice of offsetting the impact of equity awards through stock repurchases and our commitment to continue to do so in the future.

[3]	See Annex A to our 2016 Proxy Statement for a reconciliation of these non-GAAP measures to GAAP amounts.

Evercore’s Grant Practices are In-Line with our True Peers — And We Outperform Them (as well as the broader market) on both a Three and Five Year TSR basis: The nature of our business, and our reliance on Advisory services and not balance sheet usage, means that there are a relatively small number of peers appropriate for comparison market-checks. Lazard and Greenhill are our closest peers who have been public for some time. Looking at these entities, Evercore outperformed over both the past three and five-year periods.

Total Shareholder Return[4]
	Three-Year	Five-Year
EVR	91%	79%
S&P 500 (Financials)	54%	64%
Lazard	66%	33%
Greenhill	(38)%	(57)%

Unadjusted Burn Rate Expense Relative to True Peers: When compared to GHL and LAZ using ISS’ calculations, our adjusted and unadjusted burn rates are reasonable. Our unadjusted burn rate for all equity grants (taking into account forfeited shares) has averaged 5.6% over the past three years, and, when taking into account share repurchases, our burn rate has been negative 1.1% over the same time period. In addition, over the same time period, we have repurchased more shares than we have issued in connection with annual bonus equity awards, thereby offsetting the dilutive effect of both annual bonus equity compensation and new hire awards for two of the three years — well above our commitment that was limited to offsetting bonus awards. On an unadjusted basis, we are within the ISS GICS code cap for our sector.

ISS’ Adjusted Burn Rate Methodology, However, Skews its Analysis

In addition to failing to recognize the accretive effects of stock repurchases in calculating burn rate, ISS “adjusts” the number of full-value awards, such as RSUs, based on stock volatility, which we believe is an inappropriate methodology. The higher the volatility, the higher the penalty will be. For Evercore, the adjustment results in over double (at 2.5-to-1) the number of RSUs being outstanding in calculating our adjusted burn rate. This unfairly penalizes us and firms like us which use full-value awards such as RSUs instead of options, which includes our true peers. ISS’ methodology encourages the use of options, which have come under increased scrutiny and criticism as encouraging excessive risk taking, especially in the financial services sector. We also note that many investors who use a burn rate analysis in their own internal tests do not apply a full value multiplier effect to those numbers.

Our Compensation Practices and our use of Equity have led to Superior Results for our Stockholders

Over the last three years, over 90% of all equity awards were granted to employees other than our executive officers and over 90% of all equity awards were granted to employees with direct revenue-generating and client-facing responsibilities. Our compensation is tied directly to contribution to our business, not seniority or role. Furthermore, annual bonus equity awards are delivered as a component of an employee’s annual incentive compensation amount, not as a supplement, and are always based on services already performed and revenue already generated.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering superior returns to our stockholders. We have made significant progress toward this goal, but in order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress in driving value for our stockholders.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 2.

In closing, we would like to assure you of our commitment to continue to increase the value of Evercore while working within the compensation framework set out in the proxy. We have worked, and will continue to work with ISS in the hope that they will develop financial measures that accurately reflect our business enabling their quantitative and qualitative assessments to converge. We thank you for the time you have focused on this matter and your careful consideration of this proposal.

Yours truly,

Adam B. Frankel

[4]	Returns to investors are calculated for the three-year period from 1/1/2013 to 12/31/2015, and the five-year period from 1/1/2011 to 12/31/2015; the return assumes that dividends are reinvested.